Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Fiscal 2009 First Quarter Results

  Revenue from European operations, excluding the impact of foreign exchange, increased 18% to $14.1 million in first quarter 2009 vs. first quarter 2008.
  Cost reduction plans on track to deliver approximately $15 million in annualized pre-tax savings in fiscal 2009.
  Balance sheet remains debt-free with consolidated cash balance of $34 million.

ST. LOUIS--(BUSINESS WIRE)--April 30, 2009--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer of customized stuffed animals, today reported results for the 2009 first quarter. For the quarter, the company reported a net loss of $0.8 million, or $0.04 per diluted share, compared to the fiscal 2008 first quarter net income of $6.4 million or $0.32 per diluted share.

The 2009 first quarter net loss included a pre-tax charge of $0.5 million or $0.02 per diluted share associated with the previously announced closure of the friends 2B made retail concept.

The company also reported that plans to generate approximately $15 million in annualized pre-tax savings in fiscal 2009 are progressing on track. Capital expenditures expected at $9 million, down from $23 million in 2008, are also on-plan.

“Our priorities during this difficult economy continue to be maintaining our strong and flexible balance sheet, increasing the value of our brand, and maximizing cash flow,” said Maxine Clark, chairman and chief executive bear, Build-A-Bear Workshop, Inc. “The decline in mall traffic and consumer spending has continued to affect our sales, but there were bright spots in the quarter which validate our business model. When consumers were in the mall – for example, Valentine’s Day and Easter – we saw significant improvement in our sales and we are working to maximize these trends over the balance of the year.”

Fiscal 2009 First-Quarter

For the first quarter (13 weeks ended April 4, 2009), total revenues were $97.3 million, compared to $123.8 million in the fiscal 2008 first quarter (13 weeks ended March 29, 2008). Net retail sales were $96.3 million, compared to $121.9 million in 2008. Excluding the impact of foreign exchange, net retail sales declined 19%.

Consolidated comparable store sales declined 17.8% in the quarter and comprised a 20.5% decline in North America and a 5.6% increase in Europe. Due to the 53rd week in fiscal 2008, first quarter comparable store sales are compared to the 13 week period ended April 5, 2008. Net retail sales benefited from new stores opened during the past twelve months.

First quarter 2009 was negatively affected when compared to the 2008 first quarter due to the shift in the Easter holiday and associated school vacations, an important selling time for the company. In 2008, Easter sales were included in the first quarter; in 2009 Easter sales will be included in the second quarter.

European operations net retail sales were $14.1 million in the 2009 first quarter, compared to $16.4 million in the 2008 first quarter. Excluding the impact of foreign exchange, European operations net retail sales increased 18%, reflecting the strengthening of the U.S. dollar versus the British pound. The pre-tax loss from European operations totaled $0.9 million in the 2009 first quarter, compared to a loss of $0.1 million in the 2008 first quarter.

During the 2009 first quarter, the company opened no new stores as planned, compared with opening four new stores – two in North America and two in Europe – during the 2008 first quarter. Build-A-Bear Workshop company-owned stores, at the end of the first quarter, totaled 346 – 292 in North America and 54 in Europe.

At the end of the 2009 first quarter the company’s consolidated cash position was $34 million.

In the fiscal 2008 third quarter, the company announced plans to close the friends 2B made concept, a line of make-your-own dolls and related products. The closure plan affects nine friends 2B made locations. In the 2009 first quarter the company recorded a pre-tax charge of $0.5 million or $0.02 per diluted share associated with the location closures. The majority of these charges are attributable to lease termination costs. Charges associated with this concept closing are identified as 'store closing' costs on the consolidated statement of operations included in this press release. The company expects to incur additional pretax charges related to the friends 2B made concept of approximately $1.4 to $1.8 million through the third quarter of fiscal 2009.

Other News

Build-A-Bear Workshop will host its Annual Meeting of Stockholders on Thursday, May 14, 2009 at 10:00 a.m. local time (CDT) at the company’s Bearquarters, 1954 Innerbelt Business Center Drive, St. Louis, Missouri. The company will broadcast the meeting over the Internet via webcast. The webcast will be accessible through the Investor Relations page of the Build-A-Bear workshop corporate Web site, http://IR.buildabear.com. Following the live meeting, a replay of the webcast will be available until the next annual meeting.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. EDT today. The audio broadcast may be accessed at our investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon EDT today until midnight EDT on May 14, 2009. The telephone replay is available by calling (617) 801-6888. The access code is 71110649.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the leading and only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. Founded in 1997, the company currently operates more than 400 Build-A-Bear Workshop® stores worldwide, including company-owned stores in the United States, Puerto Rico, Canada, the United Kingdom, Ireland and France, and franchise stores in Europe, Asia, Australia and Africa. In 2007, the interactive experience was enhanced - all the way to CyBEAR® space - with the launch of buildabearville.com®, the company’s virtual world stuffed with fun. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $468 million in fiscal 2008. For more information, call 888.560.BEAR (2327) or visit the company’s award-winning Web sites at www.buildabear.com.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent Build-A-Bear Workshop expectations or beliefs with respect to future events. Our actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended January 3, 2009, as filed with the SEC, and the following: general economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; our consolidated financial results may be significantly affected by changes in foreign currency exchange rates, customer traffic may continue to decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate comparable store sales growth; we may be unable to open new stores or may be unable to effectively manage our growth; we may be unable to close our friends 2B made concept on terms we currently anticipate; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; the ability of our principal vendors to deliver merchandise may be disrupted; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade; high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability; we may be unable to repurchase shares at all or at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations; our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; we may be unable to realize the anticipated benefits from our company-owned distribution center or our third-party distribution center providers may perform poorly; we may be unable to realize some of the expected benefits of the acquisition of Amsbra and Bear Factory, and the inclusion of France as a company-owned country; our market share could be adversely affected by a significant, or increased, number of competitors; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; and we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights. These risks, uncertainties and other factors may adversely affect our business, growth, financial condition or profitability, or subject us to potential liability, and cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	April 4,	% of Total	March 29,	% of Total
	2009	Revenues (1)	2008	Revenues (1)
Revenues:
Net retail sales	$96,316	98.9	$121,854	98.4
Franchise fees	597	0.6	1,249	1.0
Licensing revenue	429	0.4	704	0.6
Total revenues	97,342	100.0	123,807	100.0
Costs and expenses:
Cost of merchandise sold	61,052	63.4	68,739	56.4
Selling, general and administrative	36,919	37.9	44,827	36.2
Store preopening	—	0.0	553	0.4
Store closing	501	0.5	—	—
Interest expense (income), net	(24)	0.0	(460)	(0.4)
Total costs and expenses	98,448	101.1	113,659	91.8
Income (loss) before income taxes	(1,106)	(1.1)	10,148	8.2
Income tax expense (benefit)	(280)	(0.3)	3,755	3.0
Net income (loss)	$(826)	(0.8)	$6,393	5.2

Earnings (loss) per common share:
Basic	$(0.04)		$0.32
Diluted	$(0.04)		$0.32

Shares used in computing common per share amounts:
Basic	18,783,915		20,150,325
Diluted	18,783,915		20,244,984

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share data)

	April 4,	January 3,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$33,857	$47,000
Inventories	43,049	50,586
Receivables	4,306	8,288
Prepaid expenses and other current assets	15,202	16,151
Deferred tax assets	3,961	3,839
Total current assets	100,375	125,864

Property and equipment, net	117,650	123,193
Goodwill	30,843	30,480
Other intangible assets, net	3,794	3,903
Investment in affiliate	7,890	7,721
Other assets, net	8,493	8,991
Total Assets	$269,045	$300,152

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$20,728	$37,547
Accrued expenses	6,043	12,593
Gift cards and customer deposits	24,085	29,210
Deferred revenue	7,636	7,634
Total current liabilities	58,492	86,984

Deferred franchise revenue	1,964	2,033
Deferred rent	39,755	41,714
Other liabilities	1,677	1,696

Stockholders' equity:
Common stock, par value $0.01 per share	199	195
Additional paid-in capital	76,621	76,852
Accumulated other comprehensive income	(12,101)	(12,585)
Retained earnings	102,438	103,263
Total stockholders' equity	167,157	167,725
Total Liabilities and Stockholders' Equity	$269,045	$300,152

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands, except square foot data)

		13 Weeks	13 Weeks
		Ended	Ended
		April 4,	March 29,
		2009	2008

Other financial data:
	Gross margin ($) (1)	$35,264	$53,115
	Gross Margin (%) (1)	36.6%	43.6%
	Capital expenditures, net (2)	$2,150	$5,712
	Depreciation and amortization	$7,039	$7,002
	Sales over the Internet	$2,504	$3,009

Store data (3):
	Number of company-owned stores at end of period
	North America	292	274
	Europe	54	51
	Total stores	346	325

	Number of franchised stores at end of period	60	52

	Company-owned store square footage at end of period
	North America	856,504	815,708
	Europe (4)	77,520	73,214
	Total square footage	934,024	888,922

	Comparable store sales change (%) (5)
	North America	(20.5)%	(13.1)%
	Europe	5.6%	14.5%
	Consolidated	(17.8)%	(10.5)%

(1)	Gross margin represents net retail sales less cost of merchandise sold. Gross margin percentage represents gross margin divided by net retail sales.

(2)	Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes our webstore and seasonal and event-based locations. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and France.
(4)	Square footage for stores located in Europe is estimated selling square footage.
(5)	Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

CONTACT:
Build-A-Bear Workshop, Inc.
Investors:
Molly Salky, 314-423-8000 x5353
or
Media:
Jill Saunders, 314-423-8000 x5293